Exhibit 10.14

English Translation

Form of Purchase Contract

Contract No.:
Date:
Place: Jiashan

The Buyer: Zhejiang Yuhui Solar Energy Source Co., Ltd.

Address: 8 Baoqun Road, Yaozhuang Town Industry Park, Jiashan County, Zhejiang Province

Tel.: 0573-4773062 Fax: 0573-4773063

The Seller: Jiangxi Jingke Energy Co., Ltd.

Jiangxi Jingke Energy Co., Ltd.

Address: Gonye No.4 Road, Shangrao Industry Park, Jiangxi Province

Tel.: 0793-8461219 Fax: 0793-8461219

Through negotiations, both parties enter into and abide by this Contract, whereby the Buyer purchases goods from the Seller:

1.	Product Description

Product	Specification	Quantity (kg)	Unit price/ Kg (tax included)	Total (tax included)

2.	Technical Requirements and Quality Standard

P type: electrical resistivity >0.5Ω.cm.

N type: electrical resistivity >1Ω .cm

3.	Price, Document and Transport Requirements

3.1	Price is stated in Article 1. Price is denominated in RMB.

3.2	Document requirement: with VAT invoice.

3.3	Transport requirement: highway transport

4.	Terms of Payment

5.	Packaging Requirement, Delivery Term and Delivery Conditions

5.1	The Seller shall provide packages for the silicon blocks to be delivered and bear packaging costs.

Packages shall be suitable for long-distance highway transportation.

5.2	Place of delivery: delivered to the warehouse of Buyer’s plant (8 Baoqun Road, Yaozhuang Town Industry Park, Jiashan County, Zhejiang Province).

5.3	The ownership of the goods shall be transferred to the Buyer once they arrive at the Buyer’s warehouse. In case of any loss, shortage, damage, etc in transit, the Seller shall be responsible for the compensation from the carrier and if Buyer’s assistance is required, the Buyer shall actively provide related materials. Once the Buyer finds problems when it receives goods, it shall timely obtain the specified records and certificate from the carrier and immediately perform inspections and make a claim against the party responsible therefore. In case of over-delivery or mis-delivery, the Buyer shall make detailed records, put goods under its good custody (not use goods without Seller’s permission) and inform the Seller within 10 days after receipt of goods, with all expenses thus incurred to be borne by the Seller.

5.4	Freight: freight will be borne by the Seller.

5.5	Delivery time: .

6.	Force Majeure

6.1	Force majeure means any event that is unforeseeable and whose occurrence and consequences are unpreventable or unavoidable after this Contract becomes effective, e.g. earthquake, typhoon, flood, fire, war, etc, which directly affects the performance of this Contract or prevents this Contract from being performed according to specified provisions.

6.2	The prevented party shall forthwith notify the other party and provide the details of such event and related documentary evidence to the other party within 15 days.

6.3	In event of force majeure, both parties shall negotiate for a reasonable resolution and make all their best efforts to alleviate the influence of such event.

6.4	In case that an event of force majeure lasts for thirty days, both parties shall negotiate whether to perform or terminate this Contract or not.

7.	Quality Issue

7.1	Upon receipt of goods, the Buyer shall make random inspections on all the goods and issue the corresponding acceptance documents. The unqualified products will be returned to the Seller together with documents, with freight borne by the Seller.

7.2	In case that any delivered goods are defective, the Buyer may choose to continue to perform this Contract or not.

8.	Termination of Contract

This Contract will be terminated immediately after the written notice of termination issued by one party to the other party, especially in any of the following cases:

8.1	The Seller fails to perform its supply obligations under this Contract and fails to fix its non-performance or breach of this Contract within 30 days upon the Buyer’s requirement.

8.2	The other party goes bankrupt or files a bankruptcy petition or is reorganized or goes into liquidation or the other party files a similar petition.

If this Contract is terminated for goods reason, the Seller shall refund all advance payments to the Buyer within 7 working days of receipt of the notice of termination.

9.	Defaulting Liabilities

In the event that either party breaches this Contract, it shall undertake the defaulting liabilities and pay default penalty to the other party. If default penalty cannot cover the losses due to such default, the defaulting party shall make up the deficit. If default penalty are excessively higher or lower than actual losses, either party may request people’s court or arbitration institute to decrease or increase default penalty appropriately.

9.1	In case either party fails to perform this Contract in whole or in part (in case of delayed delivery or insufficient delivery by the Seller, in reference to Article 9.2), the Seller shall pay the other party the default penalty at a rate of 0.5% of the total value of the goods involved in such default. If both parties negotiate to change or terminate this Contract, neither party is deemed to breach the Contract.

9.2	If the Seller delays delivery or that delivered goods are insufficient, the Seller shall pay the Buyer the default penalty at a rate of 1% of the total value of this batch of goods. If the Buyer does not collect goods according to delivery term or rejects qualified goods, it shall pay the Seller the default penalty at a rate of 1% of the total value of this batch of goods. If either party intends to increase or decrease contractual quantity or change the delivery term, it shall give a 10 days prior notice and obtain the consent of the other party; otherwise, it shall undertake economic liabilities.

9.3	The expenses actually paid by the Buyer during the custody period due to the mis-delivery by the Seller shall be borne by the Seller. In case that the Buyer delays payment, it shall pay the Seller the default penalty for overdue payment in accordance with the relevant regulations of the People’s Bank of China.

9.4	The default penalty, compensation, custody and maintenance expenses and various economic losses payable by either party shall be paid to the other party within 10 days after responsibilities are defined. Otherwise, such party will be punished for overdue payment. However, neither party shall offset relevant fees by withholding goods or deducting payment for goods.

10.	Confidentiality

10.1	Each party shall keep confidential the business secrets of the other party obtained during cooperation, which are not publicly available. Except as otherwise specified by laws, without the written consent of the other party, neither party shall disclose such secrets to any third party or use them for any other purpose than as specified herein; otherwise, it shall undertake defaulting liabilities and bear the losses.

10.2	Each party shall also keep confidential the business information of both parties in this Contract and not disclose any such information to any third party.

10.3	The obligations of both parties under this Contract shall not be terminated with the Contract. Each party shall continue to comply with the confidential provisions herewith and perform its confidentiality obligations until the other party agrees to discharge its confidentiality obligations or its violation of the confidentiality provisions herewith will not result in any form of damage to the other party.

11.	Final Provisions

11.1	This Contract supersedes all prior oral or written agreements between both parties. There is no other contract between both parties except this Contract. Any amendment or supplement to this Contract shall be made in writing. Likewise, any provision of this Contract shall be cancelled in writing.

11.2	The invalidity of any provision of this Contract shall not affect the validity of the other provisions of this Contract. Both parties shall replace such invalid provision with a valid provision which most closely approximates the economic intention of both parties. This article is also applicable if the blanks in this Contract are filled.

12.	Settlement of Disputes

12.1	The validity and performance of this Contract and its amendments and all matters regarding the validity of this Contract and its amendments shall be governed by the laws of the People’s Republic of China. Any dispute is only governed by the laws of the People’s Republic of China.

12.2	Any dispute arising from the interpretation or performance of this Contract shall be first settled by both parties through friendly negotiations within 30 days.

12.3	In case no settlement can be reached through negotiations, either party may submit such dispute to local arbitration commission for arbitration in accordance such commission’s arbitration rules. Arbitral award shall bind upon both parties.

12.4	During arbitration, both parties shall continue to perform this Contract except for the matters involved in the dispute.

13.	Effectiveness and Termination

13.1	The date when the duly authorized representatives of both parties sign this Contract shall be the effective date of this Contract. If there is any discrepancy between the signing dates, the later date shall be the effective date of this Contract.

13.2	The expiry date of the final warranty term of the “purchased goods” under this Contract shall be the date of termination of this Contract. But confidentiality provisions, settlement of disputes and the outstanding claims and liabilities between both parties shall not be affected by the expiry of this Contract, and the non-defaulting party shall be entitled to make claims.

14.	Miscellaneous

14.1	This Contract is executed in duplicate, one copy for each party.

14.2	In case of anything not covered herein, both parties may enter into a supplementary agreement through negotiations, which is annexed to this Contract. The annexes to this Contract shall have the same effect as this Contract. Any and all correspondences, fax copies and emails confirmed by both parties form an integral part of this Contract and have the same effect as this Contract.

14.3	This Contract shall become effective as of its signing date (please fax this Contract back. This Contract shall be deemed to become effective if no objection is raised and this Contract is not faxed back within 24 hours).

The Seller: Jiangxi Jingke Energy Co., Ltd.

Signature/seal: (Seal) /s/

Account opening bank: Shangrao Xuri Branch, China Construction Bank

Account No.: 36001351100059900098

Tax No.:

The Buyer: Zhejiang Yuhui Solar Energy Source Co., Ltd.

Signature/seal: (Seal) /s/

Account opening bank: Jiashan County Branch, ICBC

Account No.: 1204070009242025955

Tax No.: 330421753019961

Contract No.	Date	Product	Specification	Quantity	Unit Price/KG	Total Amount	Terms of Payment	Term of Delivery
YGC061213W	December 13, 2006	reclaimable silicon material	/	60000	About RMB 1500.00 (specific price is subject to further negotiations between both parties)	RMB 90000000.00 (specific amount changes with the unit price)	An advance payment of RMB 5 million shall be paid before December 15, 2006. The balance shall be paid upon the term subject to further negotiations between both parties.	from January to December 2007, the Seller will deliver 5000Kg silicon materials to the Buyer at one time before the end of each month (12 batches in total).
PS070115	January 15, 2007	silicon scrap	5% heavy doping	2362.00	1556.10	3675508.20	January 17, 2007	Before January 15, 2007
PS070131	January 31, 2007	silicon scrap	5% heavy doping	1975.00	1462.5	2888437.5	February 2, 2007	Before January 31, 2007
PS070201	February 1, 2007	bare silicon wafer	5% heavy doping	2212.00	1567.80	5316573.6	February 5, 2007	February 3, 2007
		silicon scrap	10% heavy doping	1264.00	1462.50
PS070202	February 2, 2007	bare silicon wafer	5% heavy doping	2212.00	1567.80	5316573.6	February 5, 2007	February 3, 2007
		silicon scrap	10% heavy doping	1264.00	1462.50
PS070202	February 6, 2007	silicon wafer	/	698.96	1521.00	1063118.16	February 8, 2007	February 6, 2007
PS070211	February 11, 2007	silicon raw material	/	612.98	1556.10	2445912.38	February 13, 2007	February 12, 2007
		silicon wafer	/	910.90	1638.00
PS070227	February 27, 2007	silicon wafer	/	2000.00	1521.00	3042000.00	March 2, 2007	March 1, 2007
PS070310	March 10, 2007	silicon wafer	12”, 8”	697.92	1638.00	2582913.83	March 13, 2007	March 12, 2007
		bare silicon wafer	clean bare wafer scrap	312.01	1614.60
			thick bare wafer	356.665	1474.20
		coated wafer	scrap	207.400	1298.70
		polished wafer	chip	113.000	1246.05

Contract No.	Date	Product	Specification	Quantity	Unit Price/KG	Total Amount	Terms of Payment	Term of Delivery
PS070331	March 31, 2007	scrap wafer	/	64.165	1556.10	1037691.98	April 3, 2007	March 31, 2007
		8” silicon wafer	/	737.39	1638.00
PS070421	April 21, 2007	silicon scrap	/	1503.34	1900	2856346.00	April 24, 2007	April 23, 2007
PS070428	April 28, 2007	chip	Cleaning free	1020.00	1521.00	4961285.02	May 8, 2007	April 30, 2007
		scrap wafer	Cleaning free	375.00	1700.00
		cell	Monocrystalline cleaning free	400.00	1556.10
		cell	Mixed crystal cleaning free	800.00	1300.00
		silicon scrap	/	127.980	1579.50
		coated wafer	Full wafer	83.945	1614.60
		broken wafer	Mixed sizes	282.400	1556.10
		coated wafer	Mixed scrap	146.810	1556.10
		bare scrap	/	71.350	1462.50
PS070530	May 30, 2007	chip	cleaning free	630	1580	5383022	May 31, 2007	May 31, 2007
		chip	cleaning free	30	1500
		scrap wafer	cleaning free	1150	1750
		scrap wafer	cleaning free	150	1700
		mono crystalline wafer	cleaning free	20	1556.1
		multi crystalline wafer	cleaning free	1420	1400
		mixed crystal wafer	cleaning free	40	1400